UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2014

BOURBON BROTHERS HOLDING CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-5253	80-0182193
State of Incorporation	Commission File Number	IRS Employer Identification No.

2 N. Cascade Ave, Suite 1400
Colorado Springs, CO 80903
(Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 5, 2014, the Board of Directors of Bourbon Brothers Holding Corporation (the “Company”) appointed the following persons as directors and/or officers of the Company:  Shawn Owen as Chief Operating Officer, David Lavigne as a director, and Richard Steward as a director.  The biographies of Mr. Owen, Mr. Lavigne, and Mr. Steward are set forth below.

On March 5, 2014, Robert B. Mudd submitted his resignation as Chief Executive Officer and President to be effective on June 1, 2014. On the same day, the Company accepted Mr. Mudd’s resignation as CEO and President. Mr. Mudd will remain a member of the Board of Directors of the Company after June 1, 2014. Mr. Mudd informed the Company that he resigned as CEO and President for personal reasons and to pursue other business opportunities, and not as the result of any disagreement with the Company practices or policies.

Shawn Owen, age 33, was appointed Chief Operating Officer for the Company on March 5, 2014.  Prior to joining the Company, Mr. Owen served as the General Manager at Southern Hospitality Denver from August 2012 through February 2014. Mr. Owen has spent his entire career in restaurant operations and management, as manager of restaurant operations at The Walnut Brewery in Boulder, Colorado from 2011 to 2012, at the New Berlin Entertainment Center in New Berlin, Wisconsin, from 2010 to 2011, and at Stonefire Pizza Co. in New Berlin, Wisconsin from 2006 through 2010.

David Lavigne, age 52, was appointed as a member of the Board of Directors of the Company on March 5, 2014.  Mr. Lavigne is also currently a member and manager of Cathedral Peaks Capital, LLC, a privately-owned Colorado LLC and was a founder of Bourbon Brothers Holding Company, LLC in 2013 before being acquired by Bourbon Brothers Holding Corporation in January 2014. Mr. Lavigne co-founded Accredited Members Acquisition Corporation, a privately-owned Colorado LLC in 2012 and founded EdgeWater Research Partners, LLC in 2002, the predecessor of Accredited Members, Inc.  Mr. Lavigne has spent almost 30 years in the financial and investment industries, primarily employed by small, regional sell-side broker-dealers involved in the provisioning of both investment banking and retail investment services.  Mr. Lavigne has served in those organizations as a CEO, a National Sales Manager and Head of Equity Research.  His responsibilities in those positions included sales development, financial reporting, and a host of other management related functions, as well as creating research and analysis for retail and institutional clients, and corporate finance departments of his respective employers.  Mr. Lavigne graduated from the University of Idaho in 1984 with a Bachelor of Science in Finance.

Richard Steward, age 70, was appointed a member of the Board of Directors of the Company on March 5, 2014.  In addition to being a Director of the Company, Mr. Steward currently sits on the boards of BCI Construction Inc., a privately-held corporation based in Colorado Springs, and Pikes Peak Range Rider Foundation, a Colorado non-profit corporation.  Mr. Steward has previously sat on the boards for the Colorado Springs Chamber of Commerce, Pikes Peak or Bust Rodeo (associated with the Pikes Peak Ranger Rider Foundation), Ride for the Brand Championship Ranch Rodeo based in Colorado Springs, and Sheet Metal Air Conditioning National Association (SMACNA).  In 1995, Mr. Steward served as the National President of SMACNA.  Mr. Steward is also currently a Trustee for the Sheet Metal Worker’s National Pension Fund.  In 1971, Mr. Steward joined Heating and Plumbing Engineers Inc. and retired as its owner in 2004.  From 1965 to 1971, Mr. Steward worked at Alcoa Aluminum, where he helped develop aluminum beer cans and pull-tabs.  Mr. Steward graduated from Colorado School of Mines where he received a Bachelor of Science in Metallurgical Engineering in 1965.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of March 2014.

Bourbon Brothers Holding Corporation

By:	/s/ Robert B. Mudd
Robert B. Mudd, CEO, President and Director